Exhibit 99.1

bluebird bio and ViroMed Enter into License Agreement for Novel Antibodies to Develop Chimeric Antigen Receptor T Cell Therapy

Cambridge, Mass. and Seoul, Korea – December 3, 2015 -- bluebird bio, Inc. (Nasdaq: BLUE) and ViroMed Co., Ltd. today announced that they have entered into an exclusive license agreement to research, develop and commercialize chimeric antigen receptor (CAR) T cell therapies using ViroMed’s proprietary humanized antibody to an undisclosed cancer target for solid tumors.

Under the terms of the agreement, ViroMed will provide bluebird bio exclusive rights to its novel humanized antibody to the target, and bluebird bio will leverage its proprietary lentiviral gene therapy platform and CAR T capabilities to develop CAR T therapies against the target.  Financial terms of the agreement include a $1 million upfront payment and subsequent milestone payments to ViroMed, which together could total over $48 million per licensed product if certain development and regulatory milestones are achieved.  ViroMed is also eligible to receive tiered royalties on product sales. bluebird bio will conduct and fund clinical development as well as regulatory and commercial activities.

“Over the course of 2015, bluebird has continued to expand its immuno-oncology research and preclinical programs, building a broad pipeline of multiple targets in solid and hematologic malignancies. We are pleased to enter this agreement with ViroMed and add their novel target to our growing pipeline,” said Rob Ross. M.D., head of oncology, bluebird bio. “We believe that this target, combined with our lentiviral vector and manufacturing expertise, position us as a leader in delivering potentially transformative T cell-based immunotherapies to patients.”

“CAR T technology has been gaining worldwide attention in recent years as an innovative technology backed by highly promising results from recent clinical studies,” said Seung Shin Yu, Ph.D., director of new business planning, ViroMed. “bluebird bio owns critical technologies for the development of CAR T therapeutics as well as manufacturing capabilities and know-how for commercialization, making them an ideal partner for us. This agreement is a testament to ViroMed’s competitive edge in innovative gene therapy technologies like CAR T technology.”

About bluebird bio, Inc.

With its lentiviral-based gene therapy and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and T cell-based immunotherapy. bluebird bio’s clinical programs include Lenti-D™ product candidate currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy, and LentiGlobin® BB305 product candidate, currently in three clinical studies: a global Phase 1/2 study, called the Northstar Study, for the treatment of beta-thalassemia major; a single-center Phase 1/2 study in France (HGB-205) for the treatment of beta-thalassemia major or severe sickle cell disease; and a separate U.S. Phase 1 study for the treatment of severe sickle cell disease (HGB-206). bluebird bio also has ongoing preclinical CAR T immuno-oncology programs, as well as discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Paris, France.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

About ViroMed Co., Ltd.

ViroMed Co., Ltd. dba VM BioPharma in the US; is an R&D focused Biopharmaceutical company founded in 1996 and located in Seoul, Korea. ViroMed is developing new and innovative biopharmaceuticals for the treatment of currently untreatable diseases. ViroMed’s flagship product, called VM202, has been developed using proprietary vector system and genetically modified HGF gene. VM202 targets 4 indications, all in clinical stage development. VM202-DPN has been approved to initiate Phase 3 study in the US targeting diabetic peripheral neuropathy and VM202-PAD has been approved to initiate Phase 3 study in the US targeting chronic non-healing ulcer in diabetic patients. Phase 1/2 for orphan drug designated VM202-ALS has been completed in the US and VM202-CAD is planned for Phase 2 study in Korea. ViroMed is also running botanical based functional food product and drug development programs.

bluebird bio Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the research, development and advancement of bluebird bio’s product candidates and CAR T research program. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that bluebird bio’s CAR-T research program for this target will be unsuccessful and not identify any viable product candidates, the risk of cessation or delay of any planned clinical studies and/or our development of our product candidates, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio, Inc.

Investors and Media:

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

Pure Communications, Inc.

Dan Budwick, 973-271-6085

ViroMed Co., Ltd.

Investors Relations:

Suyoung Go, +82-2-2102-7212

sindy1524@viromed.co.kr

Kenneth Song, +82-2-2102-7227

jgsong@viromed.co.kr